EXHIBIT 10.1

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) is made by and between Joseph Sarret (“Executive”) and CohBar, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).

Recitals

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

Covenants

1. Position. Effective on May 3, 2021 (the “Start Date”), Executive will be appointed as the Company’s President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). Executive will have all of the duties, responsibilities and authority commensurate with the position of CEO. Executive’s office will be at the Company’s headquarters, currently located in Menlo Park, California.

Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board)), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.

Executive will be appointed to the Board effective as of the Start Date, and for so long as Executive serves as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the Governance and Nominating Committee of the Board will nominate Executive for re-election to the Board at each annual meeting at which Executive is subject to re-election. If Executive’s position as CEO is terminated by Executive or the Company for any reason, Executive agrees to promptly resign from the Board and any committee thereof, unless requested otherwise by the Board.

2. Base Salary. Executive will receive an initial base salary (the “Base Salary”) at the annualized rate of $450,000 per year. The Base Salary shall be payable in accordance with the Company’s standard payroll schedule, and will be pro-rated for any partial years of employment. Thereafter, Executive’s annual base salary shall be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by the Compensation Committee of the Board (the “Compensation Committee”).

3. Target Bonus. For Fiscal Year 2021, Executive will be eligible for an annual target bonus (the “Target Bonus”) of 50% of Executive’s Base Salary, with the actual bonus amount awarded to Executive (the “Actual Bonus”) to be earned upon achievement of performance objectives to be established by the Board, and prorated based upon the number of days Executive is employed as CEO during such year. The Actual Bonus may be below, at or above the Target Bonus based on the level of achievement of the applicable performance objectives. To receive payment of any Actual Bonus, Executive must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein.

4. Benefits & Vacation. Executive will be entitled to participate in all employee retirement (401(k)), insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.

5. Equity.

(a) On the later to occur of Executive’s Start Date and the second (2nd) business day following the public announcement of this Agreement (the “Grant Date”), the Company will grant Executive a stock option to purchase 2,600,000 shares of the Company’s common stock (the “Time-Vesting Option”). The Time-Vesting Option will vest as to 1/4 of the total shares subject to the Time-Vesting Option on the one year anniversary of Executive’s Start Date and as to 1/48 of the total shares subject to the Time-Vesting Option over the following thirty-six months, in each case subject to Executive’s continued service through the applicable vesting date except as set forth herein.

(b) On the Grant Date, the Company will grant Executive a stock option to purchase 1,300,000 shares of the Company’s common stock (the “Performance-Vesting Option”). The Performance- Vesting Option will vest over a two-year period, subject to achievement of Performance Metrics (as defined below) and Executive’s continued service through the applicable vesting dates except as set forth herein. The performance metrics will be comprised of specific significant Company-based milestones that will be determined by the Board as promptly as possible following the Grant Date and no later than June 30, 2021 (the “Performance Metrics”).

Each of the Time-Vesting Option and the Performance-Vesting Option (collectively, the “Options”) shall be granted with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the Grant Date. The Options will be further subject to the terms and conditions to be set forth in the applicable award agreements between Executive and the Company, which award agreements shall provide for substantially similar terms and conditions as apply to stock options granted to the Company’s other senior executives pursuant to the Company’s 2011 Equity Incentive Plan and standard form of stock option agreement (except as required to give effect to the Performance Metrics). If possible, in the Company’s discretion, a portion of the Time-Vesting Option will be granted under the Company’s 2011 Equity Incentive Plan as an incentive stock option to the maximum extent permitted by Section 422 of the Code. Executive shall be eligible for future equity grants as determined by the Compensation Committee.

6. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company. The reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following Executive’s submission of proper documentation for such expenses.

7. Definitions. As used in this Agreement, the following terms have the following meanings.

“Cause” shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(a) Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude;

(b) Executive has engaged in a willful act of misconduct, or committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company;

(c) other than in the case of a termination of employment within 12 months following a Change in Control or as a result of a Disability, Executive has materially failed or refused to satisfactorily perform the material duties lawfully and reasonably assigned to Executive or has performed such material duties with gross negligence;

(d) Executive has breached any material term or condition of this Agreement, the PIIA or any other material agreement with the Company; or

(e) Executive has acted in willful violation or disregard of any written Company policy or practice, including a code of conduct, which results in material loss, damage or injury to the Company;

in each case provided that any of the foregoing may be cured, if curable (as reasonably determined by the Board), within 30 days’ notice from the Company.

“Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. “Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Termination” means Executive terminates Executive’s employment for Good Reason. For the avoidance of doubt, termination due to Executive’s death or Executive’s disability will not constitute a Constructive Termination.

“Disability” means Executive’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve months or more.

“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive from and after the Effective Date, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

“Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent:

(a) any material diminution in Executive’s authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the authority, duties or responsibilities of the person or persons to whom Executive are required to report;

(b) a material reduction by the Company in Executive’s annual Base Salary or Executive’s Target Bonus opportunity, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s annual Base Salary or Target Bonus opportunity that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees;

(c) a material change in the geographic location of the Company’s headquarters and a concomitant material change in the geographic location in which Executive must perform Executive’s duties, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business; or

(d) a material breach by the Company of this Agreement;

provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.

8. Effect of Termination of Employment.

(a) Termination for Cause, Death or Disability, or Voluntary Resignation. In the event Executive’s employment is terminated for Cause, Executive’s employment terminates due to Executive’s death or disability, Executive voluntarily resigns Executive’s employment other than for Good Reason, Executive will be paid only: (i) any earned but unpaid Base Salary, (ii) except in the case of termination for Cause, the amount of any Actual Bonus earned and payable from a prior bonus period which remains unpaid by the Company as of the date of the termination of employment determined in good faith in accordance with customary practice, to be paid at the same time as bonuses are paid for that period to other eligible executives, (iii) other unpaid and then-vested amounts, including any amount payable to Executive under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which Executive participates, unless otherwise specifically provided in this Agreement and (iv) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

(b) Termination without Cause or Constructive Termination, Absent a Change in Control. If the Company terminates Executive’s employment without Cause or if Executive’s employment is terminated by Executive due to a Constructive Termination, in either case not in connection with a Change in Control (which is addressed in Section 8(c) below), provided that (except with respect to the Accrued Compensation) Executive resigns from all positions Executive may hold with the Company (including as a member of the Board) and any of its subsidiaries or affiliated entities at such time (the “Resignation Requirement”) and delivers to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfies all conditions to make the Release effective within sixty (60) days following Executive’s termination of employment (the “Release Deadline”), then, Executive shall be entitled to the following, payable in lump sum in the first payroll period following expiration of the Release Deadline unless otherwise indicated:

i. the Accrued Compensation, payable on the termination date;

ii. a lump sum payment equal to twelve (12) months of Executive’s then-current Base Salary;

iii. a lump sum payment equal to Executive’s Target Bonus for the then-current fiscal year, prorated based upon the number of days Executive is employed as CEO during such year, less any previously paid amount thereof; and

iv. if Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue the Executive’s coverage and directly pay, or reimburse the Executive for, the premium for the Executive and the Executive’s covered dependents through the earlier of (i) 12 months following Executive’s termination and (ii) the date that the Executive and the Executive’s covered dependents become eligible for coverage under another employer’s plans (the “Continuation Period”); provided, that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Executive had such payments commenced on the date of the termination. Notwithstanding the foregoing, the Company may elect at any time during the Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Executive with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section, less applicable tax withholdings (the “COBRA Benefit”).

(c) Termination without Cause or Constructive Termination, in Connection with a Change in Control. In the event a Change in Control occurs and if the Company terminates Executive’s employment without Cause or if Executive’s employment is terminated by Executive due to a Constructive Termination of Executive’s employment, in either case within twelve (12) months following such Change in Control, provided that (except with respect to the Accrued Compensation) Executive satisfies the Resignation Requirement and delivers to the Company the signed Release and satisfies all conditions to make the Release effective by the Release Deadline, Executive shall be entitled to the following (in lieu of any benefits pursuant to Section 8(b)), payable in lump sum in the first payroll period following expiration of the Release Deadline unless otherwise indicated:

i. the Accrued Compensation, payable on the termination date;

ii. a lump sum payment equal to twelve (12) months of Executive’s then-current Base Salary;

iii. a lump sum payment equal to 100% of Executive’s Target Bonus (assuming target achievement level) for the then-current fiscal year, less any previously paid amount thereof;

iv. the COBRA Benefit; and

v. immediate acceleration of all of the then-unvested shares subject to Executive’s Equity Awards, provided that awards that would otherwise vest only upon satisfaction of performance criteria that have not yet been satisfied or cannot be determined as of the date of Executive’s termination shall be measured as if all applicable performance criteria were achieved at target levels, unless otherwise provided (and to the extent specified) by the terms of such grants.

Notwithstanding the foregoing, if the then-outstanding equity grants, including the Time-Vesting Option, are not assumed, continued or substituted in connection with a Change in Control, then the vesting of such equity grants will accelerate in full immediately prior to the Change in Control; provided, that any then-outstanding performance-based equity grants, including the Performance-Vesting Option, will be subject to the applicable grant agreement).

For the avoidance of doubt, the benefits payable pursuant to Sections 8(a) through (c) are mutually exclusive and not cumulative.

9. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Executive’s discretion, Executive’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity- based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and Executive otherwise agrees in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall deliver to the Company and Executive sufficient documentation for Executive to rely on it for purpose of filing Executive’s tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10. Section 409A. To the extent (a) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short term deferral” within the meaning of Section 409A, such payment shall be deemed a short term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A 1.

11. At Will Employment. Employment with the Company is for no specific period of time. Executive’s employment with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

12. Confidential Information and Other Company Policies. Executive will enter into and be bound by and comply fully with the Company’s standard form of Proprietary Information and Inventions Assignment Agreement (the “PIIA”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless Executive consents to the same at the time of such amendment.

13. Company Records and Confidential Information.

(a) Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or Executive prepares or uses or comes into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.

(b) Confidentiality. Executive acknowledges that Executive has acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing Executive’s responsibilities for the Company, and Executive further acknowledges that such knowledge and information is the sole and exclusive property of the Company. Executive recognizes that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

14. Indemnification. Executive and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, Executive will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

15. Arbitration. To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, the Parties agree as follows:

(a) The Parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to Executive’s employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:

(i) This arbitration section does not restrict Executive’s right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, Executive has the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies); and

(ii) Each Party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that Party’s private, proprietary, confidential and/or trade secret information.

(b) For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that Executive voluntarily elects to adjudicate through arbitration rather that in court, the arbitration shall be conducted in San Mateo County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If Executive is unable to access these rules, Executive may let the Company know and will be provided with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive shall bear only those costs of arbitration that Executive would otherwise bear had Executive brought a claim covered by this arbitration provision in court.

(c) This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.

16. Compensation Recoupment. All amounts payable to Executive hereunder shall be subject to recoupment pursuant to the Company’s compensation recoupment policy adopted by the Board or as required by law during the term of Executive’s employment with the Company that is applicable generally to executive officers of the Company.

17. Miscellaneous.

(a) Employment Eligibility Verification. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of Executive’s Start Date, or Executive’s employment relationship with the Company may be terminated.

(b) Absence of Conflicts; Competition with Prior Employer. Executive represents that Executive’s performance of Executive’s duties under this Agreement will not breach any other agreement as to which Executive is a party. Executive agrees that Executive has disclosed to the Company all of Executive’s existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. Executive is not to bring with Executive to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which Executive owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist Executive in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect Executive to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that Executive refrains from having any contact with such persons until such time as any non-solicitation obligation expires.

(c) Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

(d) Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

(e) Waiver. No provision of this Agreement will be modified or waived except in writing signed by Executive and an officer of the Company duly authorized by its Board. No waiver by either Party of any breach of this Agreement by the other Party will be considered a waiver of any other breach of this Agreement.

(f) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(g) Tax Matters; Withholding. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive will not make any claim against the Company or its Board related to tax liabilities arising from Executive’s compensation. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law

(h) Entire Agreement. This Agreement represents the entire agreement between the Parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both Parties in the case of an amendment, or by the Party against whom the waiver is asserted.

(i) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(j) Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the Parties to enforce their respective rights under this Agreement.

[Signature Page to Executive Employment Agreement Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Executive	Cohbar, inc.

/s/ Joseph Sarret	/s/ David Greenwood
Joseph Sarret	David Greenwood
Chairman of the Board of Directors

4/26/2021	4/26/2021
Date	Date

[Signature Page to Executive Employment Agreement]

Exhibit A

Release

This general release of all claims and covenant not to sue (the “Release”) is entered into between [___________] (“Executive”) and CohBar, Inc. (the “Company”) (collectively, the “parties”).

WHEREAS, on [April ], 2021, Executive and the Company entered into an Executive Employment Agreement regarding Executive’s employment with the Company (the “Employment Agreement”) to which this Release is attached as Exhibit A);

WHEREAS, on [___________], Executive’s employment with the Company terminated (the “Separation Date”);

WHEREAS, this agreement serves as the Release, pursuant to the Employment Agreement; and

WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.

1. Acknowledgment of Payment of Wages. By Executive’s signature below, Executive acknowledges that, on the Separation Date, the Company paid Executive for all wages, salary, accrued vacation (if applicable), bonuses, commissions, reimbursable expenses previously submitted by Executive, and any similar payments due Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts, except as may become payable under the Employment Agreement and the Release. Please promptly submit for reimbursement all final outstanding expenses, if any.

2. Return of Company Property. Executive hereby warrants to the Company that Executive has returned to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession, custody or control.

3. Consideration. In exchange for Executive’s agreement to this Release and Executive’s other promises in the Employment Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Section 8 of the Employment Agreement. By signing below, Executive acknowledges that Executive is receiving the consideration in exchange for waiving Executive’s rights to claims referred to in this Release and Executive would not otherwise be entitled to the consideration.

4. General Release and Waiver of Claims. The payments and promises set forth in this Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Executive may be entitled by virtue of Executive’s employment with the Company or Executive’s separation from the Company, including pursuant to the Employment Agreement. To the fullest extent permitted by law, Executive, individually and on behalf of his representatives, successors, and assigns, hereby releases and waives any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character Executive may have against the Company, and each of its present and former parents, owners, subsidiaries, divisions, affiliates, and its and their respective predecessors in interest, members, partners, principals, shareholders, subscribers, consultants, professional advisors, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

5. Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Release. Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6. Protected Rights. Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Release, limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7. Non-Disparagement. In addition to any other existing obligations regarding non-disparagement, Executive shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit Executive from providing truthful information in response to a subpoena or other legal process.

8. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Release, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Release. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Release is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

9. Company Proprietary and Confidential Information & Other Policies. Executive hereby acknowledges that he will continue to be bound by the Company Proprietary Information and Inventions Agreement dated [_________] (the “PIIA”). Executive will continue to be bound by and comply fully with the Company’s, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees. Executive confirms that upon his termination, Executive will deliver to the Company all documents and data of any nature containing or pertaining to such information and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.

10. No Admission of Liability. This Release is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Release shall be afforded the maximum protection allowable under Federal Rule of Evidence 408, California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

11. Severability. The provisions of this Release are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

12. Review of Release; Expiration of Offer. Executive understands that Executive may take up to twenty-one (21) days to consider this Release (the “Consideration Period”). The offer set forth in this Release, if not accepted by Executive before the end of the Consideration Period, will automatically expire. By signing below, Executive affirms that Executive was advised to consult with an attorney prior to signing this Release. Executive also understands that Executive may revoke this Release within seven (7) days of signing this document and that the consideration to be provided to Executive pursuant to Section 8 of the Employment Agreement will be provided only after the expiration of that seven (7) day revocation period and pursuant to the terms regarding timing of payment set forth in the Employment Agreement.

13. Effective Date. This Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time (the “Effective Date”).

14. Other Terms of Employment Agreement Incorporated Herein. All other terms of the Employment Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions set forth in Section 9, Section 10 and Sections 12 through 18.

[Signature Page to Release Follows]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Effective upon execution by Executive and the Company.

Executive	Cohbar, Inc.

Joseph Sarret	[_________________]
Chairman of the Board of Directors

Date	Date

Date Delivered to Executive

[Signature Page to Release]